Exhibit 10.10.3

In accordance with Item 601(b)(2)(ii) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

THIRD AMENDMENT TO LICENSE AND COLLABORATION AGREEMENT

THIS THIRD AMENDMENT (the “Amendment”) is made and entered into as of October 30, 2019 (the “Amendment Effective Date”) to amend that certain License and Collaboration Agreement dated November 27, 2017, as amended (the “Agreement”), by and between ALKERMES PHARMA IRELAND LIMITED (“Alkermes”) and BIOGEN SWISS MANUFACTURING GMBH (“Biogen”). Unless explicitly noted otherwise, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

RECITALS:

WHEREAS, Alkermes and Biogen have entered into the Agreement;

WHEREAS, Alkermes and Biogen now wish to amend the Agreement to effect the transfer of Manufacturing of Clinical Supplies and up to one-hundred percent (100%) of Commercial Supplies of the Alkermes 8700 Product from Alkermes to Biogen;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Section 1.1 of the Agreement is hereby amended to add the following new defined terms:

“Commercial Supply Agreement” means that certain Commercial Supply Agreement dated October 30, 2019, as may be amended, by and among Biogen, Biogen International GmbH and Alkermes.

“Equipment” means Existing Equipment and New Equipment as such terms are defined in the Commercial Supply Agreement.

“Exclusive Manufacturing End Date” means the earlier of (i) the date of [**] and (ii) [**] after the date of [**].

“Technology Transfer” means the transfer from Alkermes to Biogen or its designee of all technology Controlled by Alkermes that is necessary to enable Manufacture of the Alkermes 8700 Product and other then-existing Products in accordance with Section 3.2.3(iv) of the Agreement. For the avoidance of doubt, the term “technology” as used in this definition shall not include Equipment.

2.	A new Section 4.5 is hereby added to the Agreement with the following text:

4.5. Forecasting.  For the Alkermes 8700 Product, Biogen will provide Alkermes with (a) a [**] written forecast of Biogen’s anticipated product demand, in units, broken down on a country-by-country basis for each month of such period, which forecast will be updated by Biogen [**] and provided to Alkermes no later than [**]; (b) an [**] good faith [**] written forecast in respect of Biogen’s anticipated product demand, in units, broken down by U.S., Europe and rest-of-world, which forecast will be updated by Biogen [**] and provided to Alkermes no later than [**]; and (c) a quarterly inventory report providing inventory levels for work in progress (including, but not limited to, active pharmaceutical ingredients and drug product) and finished goods, which will be updated by Biogen and provided to Alkermes on a quarterly basis.

3.	Section 5.1.2 of the Agreement is deleted in its entirety and replaced with the following text:

5.1.2 Commercial Supplies.   Pursuant to this Agreement, Biogen has the right to Manufacture or have Manufactured Commercial Supplies. Biogen has considered in good faith, and hereby appoints, Alkermes as the toll manufacturer for such Commercial Supplies for Commercialization in the Territory at a site outside of the United States, and Biogen and its Affiliates and Sublicensees will purchase Commercial Supplies exclusively from Alkermes; provided that, (A) with respect to the Alkermes 8700 Product only and subject to the Manufacturing transition plan referenced in this Section 5.1.2, Biogen’s appointment of Alkermes as toll manufacturer, Alkermes’ obligation to Manufacture, and the obligations of Biogen and its Affiliates and Sublicensees to purchase Clinical Supplies and Commercial Supplies exclusively from Alkermes will each expire on the Exclusive Manufacturing End Date and (B) for Products other than the Alkermes 8700 Product, Biogen may qualify to Manufacture, or engage and qualify a Third Party to Manufacture, Commercial Supplies as a back-up manufacturer so long as such Third Party Manufacturer does not Manufacture more than [**] percent ([**]%) of Commercial Supplies in the aggregate in any Calendar Year, except in the event of a Force Majeure Delay or a Serious Failure to Supply.

Upon Biogen’s written request, Alkermes and Biogen shall work in good faith to (a) enter into a technology transfer plan pursuant to which Alkermes will undertake a Technology Transfer in accordance with Section 3.2.3(iv) of the Agreement, including the reimbursement provisions therein, as promptly as reasonably practicable and, in any event, to be completed no later than [**] after Biogen’s written request to transition manufacturing and enter into a technology transfer plan, and (b) enter into a Manufacturing transition plan ([**]) to ensure the orderly transition after the Exclusive Manufacturing End Date to Biogen or its designee of Manufacturing responsibility for Clinical Supplies and Commercial

Supplies of the Alkermes 8700 Product in an effort to prevent any interruption in the supply of such product.

Notwithstanding anything to the contrary set forth in this Section 5.1.2, if (i) Alkermes foregoes its exclusive right to Manufacture or have Manufactured Commercial Supplies, (ii) Alkermes undergoes a Change of Control in which the acquirer is a competitor of Biogen set forth on Schedule 5.1 or a Third Party toll manufacturer that Manufactures a competing fumarate product or (iii) there is a Serious Failure to Supply, then in any case ((i)-(iii)), (a) Biogen and its Affiliates and Sublicensees will have no further obligation to exclusively purchase Commercial Supplies from Alkermes, (b) Biogen will have the exclusive right to Manufacture or have Manufactured Commercial Supplies and (c) Alkermes will promptly conduct a transfer (to the extent not already conducted pursuant to any Technology Transfer) of all necessary Manufacturing technology to Biogen or its designee to enable Biogen or such designee to Manufacture Commercial Supplies.  In addition, in the event of a Force Majeure Delay (and for the duration thereof), until such time as Alkermes is able to resume sufficient Manufacturing to meet Biogen’s demand for Commercial Supplies, Biogen may Manufacture itself or have Manufactured by its back-up manufacturer, all Commercial Supplies for so long as Alkermes is unable to meet Biogen’s demand.

4.	Section 9.4 of the Agreement is hereby deleted in its entirety and replaced with the following text:

9.4	Milestone Payments.

9.4.1

Commercial Milestones for the Alkermes 8700 Product. As further consideration of the grant of the licenses set forth in Section 6.1 and the performance of Alkermes’ other obligations hereunder, Biogen will pay to Alkermes the amounts set forth below no later than [**] days after the earliest date on which the corresponding milestone event has first been achieved:

Commercial Milestone Event	Amount
Parties’ execution of amendments to the Commercial Supply Agreement and the Clinical Supply Agreement reflecting the transition of Manufacturing of Clinical Supplies and up to 100% of Commercial Supplies of the Alkermes 8700 Product to Biogen	$5,000,000
Exclusive Manufacturing End Date	$5,000,000

9.4.2

Development Milestones for Products other than the Alkermes 8700 Product. As further consideration of the grant of the licenses set forth in Section 6.1 and the performance of Alkermes’ other obligations hereunder, Biogen will pay to Alkermes the amounts set forth below no later than [**] days after the earliest date on which the corresponding milestone event has first been achieved with respect to the first two Products other than the Alkermes 8700 Product:

Development Milestone Event	Amount
The first administration to the first patient in a Clinical Trial of such Product.	$[**]
The first administration of such Product to the first patient in a phase 3 Clinical Trial.	$[**]
Receipt of Regulatory Approval of an NDA from the FDA in the U.S. for such Product.	$[**]

The milestone payments set forth in this Section 9.4.2 will be paid on a Product-by-Product basis on the first occurrence of each such applicable milestone for each of the first two Products other than the Alkermes 8700 Product.

5.	Section 9.5.1(i) of the Agreement is hereby deleted in its entirety and replaced with a new Section 9.5.1(i)(A) and a new Section 9.5.1(i)(B) with the following text:

(i)

(A) Royalty Percentages for Alkermes 8700 Product Manufactured by Alkermes. As further consideration of the grant of the licenses set forth in Section 6.1 and the performance of Alkermes’ other obligations hereunder for Alkermes 8700 Product Manufactured by Alkermes, Biogen will pay to Alkermes royalty payments on Net Sales of the Alkermes 8700 Product in the Territory on a country-by-country basis during the applicable Royalty Term at the rate of fifteen percent (15%) of Net Sales. Notwithstanding the foregoing, in the event of a determination of GI Inferiority, then the royalty rate during each Royalty Term for the Alkermes 8700 Product in each country in the Territory will be [**] percent ([**]%) of Net Sales until such time as the aggregate royalty payments paid to Alkermes across all countries equal Fifty Million U.S. Dollars ($50,000,000), after which time such royalty rate will return to its prior level, before the determination of GI Inferiority that resulted in such royalty rate of [**] percent ([**]%) (but subject in any event to Section 9.5.5, Section 9.5.6 and Section 9.5.7).

(B) Royalty Percentages for Alkermes 8700 Product Manufactured by Biogen. As further consideration of the grant of the licenses set forth in Section 6.1 and the performance of Alkermes’ other obligations hereunder with respect to the Alkermes 8700 Product Manufactured by Biogen or its designee, Biogen will pay to Alkermes royalty payments on Net Sales of the Alkermes 8700 Product in the Territory on a country-by-country basis during the applicable Royalty Term at the rate of [**] percent ([**]%) of Net Sales.  Notwithstanding the foregoing, in the event of a determination of GI Inferiority, then the royalty rate during the Royalty Term for the Alkermes 8700 Product in each country in the Territory will be [**] percent ([**]%) of Net Sales until such time as the aggregate royalty payments paid to Alkermes across all countries equal Fifty Million U.S. Dollars ($50,000,000), after which time such royalty rate will return to its prior level, before the determination of GI Inferiority that resulted in such royalty rate of [**] percent ([**]%) (but subject in any event to Section 9.5.5, Section 9.5.6 and Section 9.5.7).

6.	Section 9.6 of the Agreement is hereby deleted in its entirety and replaced with a new Section 9.6 with the following text:

9.6. Reporting and Paying Net Sales. For each Calendar Quarter for which royalties are payable by Biogen to Alkermes pursuant to Section 9.5.1(i) or Section 9.5.2, Biogen will (i) deliver to Alkermes, within five (5) days after the end of each such Calendar Quarter, a nonbinding estimated report prepared in good faith, (ii) deliver to Alkermes, within forty-five (45) days after the end of each such Calendar Quarter a true and accurate report, in each case of (i) and (ii), providing in reasonable detail (A) an accounting of all Net Sales made on a country-by-country and Product-by-Product basis in the Territory during such Calendar Quarter, including the amount of gross sales of Products and the aggregate allowable deductions therefrom, (B) the number of units of Products sold, (C) the currency conversion rates used, (D) the U.S. Dollar-equivalent of such Net Sales during such Calendar Quarter and (E) a calculation of the amount of royalty payment due on such Net Sales, and (iii) within forty-five (45) days after the end of each such Calendar Quarter, pay Alkermes the royalties due under Section 9.5.1(i) and Section 9.5.2 with respect to such Calendar Quarter as provided for in the report delivered under (ii) above. Each of the reports set forth in (i) and (ii) of this Section 9.6 will be organized to distinguish whether the Alkermes 8700 Product was Manufactured by Alkermes or Biogen or their respective designees and, in the case of the report set forth in (ii), the amount of Alkermes 8700 Product in inventory as of the end of the Calendar Quarter to which the report relates. In addition, within forty-five (45) days after the end of the first Calendar Quarter following each twelve (12)-month period during the Minimum Annual Payment Term, Biogen shall pay Alkermes any amount due under Section 9.5.1(ii) for such twelve (12)-month period. Each report delivered hereunder shall be considered Confidential Information of Biogen, subject to the terms and conditions of Article 8. Any payments due hereunder for less than a full Calendar Quarter will be prorated.

7.

The Parties agree that all terms relating to the Manufacture of Commercial Supplies of the Alkermes 8700 Product are set forth in the Commercial Supply Agreement and that the terms set forth in Exhibit E of the Agreement do not apply to the Manufacture of Commercial Supplies of the Alkermes 8700 Product.

8.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law provisions.

9.

Integration.  Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Agreement shall continue in full force and effect as provided therein.  The Agreement (as amended by this Amendment), this Amendment, the Clinical Supply Agreement and the Commercial Supply Agreement constitute the entire agreement between the parties hereto and thereto relating to the subject matter hereof and thereof and supersede all prior and contemporaneous negotiations, agreements, representations, understandings and commitments with respect thereto.

[Signature page follows]

IN WITNESS WHEREOF, Alkermes and Biogen have executed and delivered this Amendment effective as of the Amendment Effective Date.

ALKERMES PHARMA IRELAND LIMITED

By: /s/ Kevin Brady

Name: Kevin Brady

Title:  Director

BIOGEN SWISS MANUFACTURING GMBH

By:/s/ Peter Puype

Name: Peter Puype

Title: VP, Global Supply Chain